Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North Fork Bancorporation, Inc.:

We consent to incorporation by reference in the Current Report on Form 8-K/ A of North Fork Bancorporation, Inc., dated June 29, 2004 of our report dated February 25, 2004, with respect to the consolidated statements of condition of The Trust Company of New Jersey as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of The Trust Company of New Jersey.

KPMG LLP

New York, New York

June 29, 2004